Exhibit 99.1

News Announcement

CONTACT:
Star Gas	Robert L. Rinderman, Purdy Tran
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P.

ANNOUNCES AGREEMENT TO SELL PROPANE BUSINESS FOR $475 MILLION

SIGNIFICANT DEBT REDUCTION

STAMFORD, CT (November 18, 2004) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, today announced that the board of directors of its general partner, Star Gas LLC, has approved a strategic transaction and restructuring plan designed to de-leverage the Partnership’s balance sheet in an effort to significantly improve its financial condition. The plan will result in the Partnership focusing on its home heating oil business.

The Partnership has signed an agreement to sell its propane distribution and services segment, held largely through Star Gas Propane, L.P., to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P., (NASDAQ: NRGY), for $475 million. In addition, the Partnership announced that it has given notice to holders of the secured notes of Petro Holdings, Inc. and of Petroleum Heat and Power Co., Inc. (collectively, “Petro”) of its election to optionally prepay the secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. As described below, the Partnership also intends to give notice of optional prepayment of the secured notes of its propane segment involving an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million.

Following the Partnership’s press release of October 18, 2004, the Partnership was approached by Inergy regarding its interest in acquiring the Partnership’s propane segment. In connection with addressing this possibility, the board of directors of the Partnership’s general partner formed a special committee comprised of two independent directors to determine whether a transaction would be fair to the non-affiliated unitholders of the Partnership as a whole. The special committee, in turn, engaged separate financial and legal advisors to assist it. The board monitored the negotiation with Inergy and considered other possible alternatives, including a sale of less than all the propane segment, a sale of the heating oil segment, a sale of the entire Partnership and delaying any discussion regarding a sale and simply restructuring the debt of the Partnership. The special committee and full board spent considerable time considering the tax impact of the announced transaction and particularly why the sale of the propane segment would generate adverse tax consequences to a number of unitholders, particularly those that had held their units the longest. The special committee and full board considered the likelihood of consummation of the transaction and the specific terms of the purchase agreement. They noted that the agreement included a provision permitting the Partnership to terminate the agreement should a superior proposal be made for the propane segment or the Partnership as a whole upon a payment of a breakup fee.

The analyses presented to the special committee and the board indicated that the sale of the propane segment would, by de-leveraging the balance sheet of the Partnership, likely advance the time when it would be possible for the Partnership to resume regular distributions on the Partnership’s common units, at some level, although the special committee and full board understood that there could be no assurance that the Partnership would make distributions on the common units, at any level, in the future. The analyses also indicated that, irrespective of the sale of the propane segment, it is unlikely that the Partnership will resume regular distributions to the senior subordinated and junior subordinated units for the foreseeable future.

After considering the advice of its advisors, the special committee unanimously determined that the sale of the propane segment to Inergy on the terms described above was fair to the non-affiliated unitholders of the Partnership as a whole. After considering the advice of their advisors and an analysis of the issues, the Audit Committee unanimously determined that the transaction was fair to the Partnership, and the Audit Committee and the full board unanimously approved the execution of the agreement to sell the Partnership’s propane segment to Inergy. The sale should improve Star’s financial condition which should have the effect of increasing the heating oil segment’s opportunities.

The Sale of the Propane Business.

General description. The agreement with Inergy contemplates that Inergy will purchase the Partnership’s propane segment for $475 million in cash, without assumption of the propane segment’s indebtedness for borrowed money at the time of sale. The purchase price is subject to a working capital adjustment. The transaction is expected to close in late December, 2004, but will be treated for financial purposes as if it closed on November 30, 2004.

No financing condition. The purchaser’s obligation to close is not conditioned on receipt of financing.

General conditions. The sale is conditioned on a number of customary closing conditions, including the passage of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement provides that the Partnership will enter into a five year noncompetition agreement with respect to the propane business in certain regions. The agreement also provides for a breakup fee to Inergy in the event that the Partnership terminates the agreement because of a superior offer for the propane business or the Partnership enters into an agreement providing for the sale of the Partnership as an entirety. The Partnership can terminate the agreement if the transaction does not close by December 17, 2004, and Inergy can terminate the agreement if the transaction does not close by December 31, 2004. There can be no assurance that all of the conditions to closing will be met.

Partnership status. Star will continue to be classified as a partnership for federal income tax purposes after the sale of the propane business. Nonetheless, because the heating oil business is held through a corporate subsidiary, following the sale nearly all of Star’s earnings will be subject to corporate-level income taxes, whereas prior to the sale most of the earnings from the propane business are not subject to entity-level taxation. By virtue of net operating loss carryforwards, the Partnership does not anticipate that the corporate subsidiary will pay substantial federal income taxes for several years.

Use of Proceeds from the Sale of the Propane Business.

Proceeds from the sale of the propane segment will be used to repay $296 million that will be owing with respect to the secured notes at the Partnership’s subsidiaries, to repay outstanding borrowings under the propane segment’s credit facilities, and to pay expenses related to the sale of the propane segment.

Thereafter, pursuant to the terms of the indenture relating to the Partnership’s 10-1/4% Senior Notes (“MLP Notes”), the Partnership will be obligated, within 360 days of the sale, to apply the net proceeds of the sale of the propane business either to reduce indebtedness (and reduce any related commitment) of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership’s or any subsidiary’s business. To the extent any net proceeds that are not so applied exceed $10 million (“excess proceeds”), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership has not determined the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer to purchase the MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase when made.

The Partnership is taking steps to put in place, at the closing of the sale of the propane business, a new asset based loan facility to refinance the working capital indebtedness of Petro.

Tax Consequences to Unitholders Upon Sale of the Propane Business.

Star’s unitholders will recognize gain or loss associated with the sale of the propane business based on a number of factors, including each individual holder’s basis in the units held, and the tax consequences of such sale will accrue to the record holders as of the date of the sale. Based on its preliminary calculations, in general the Partnership estimates that, depending on the profile of the unitholder, the gain can be as high as approximately $11 per common unit and loss as high as $4.27. In general, the Partnership anticipates that holders who have held units for a substantial period of time, particularly those who purchased units prior to 2002, and those who purchased units at a low purchase price, will recognize the most gain. A holder’s tax basis in units will be increased by the amount of gain recognized. If a holder sells units prior to the consummation of the sale of the propane business, such holder may recognize substantially less gain than would a holder who continues to hold through the date of consummation of the sale. Please see Annex A to this release for examples of the estimated tax consequences of a sale of the propane segment to hypothetical holders.

Unitholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular situations.

Prepayment of the Partnership’s Subsidiaries’ Secured Notes

The Partnership has given the holders of Petro’s secured notes notice of prepayment of all of the notes on December 17, 2004. As contemplated by the note purchase agreements relating to the notes, the prepayment amount will be 100% of the principal amount outstanding ($157 million), together with interest accrued thereon to the date of prepayment ($3.6 million), and an estimated make-whole amount ($21 million). At least 10 days before the December 17, 2004 expected closing of the sale of the propane segment, the Partnership expects to give notice of the prepayment of the propane segment’s secured notes. The prepayment amount for the propane segment’s secured notes will be 100% of the outstanding principal amount ($96.3 million), together with accrued interest thereon to the date of prepayment ($1.9 million) and an estimated make-whole amount ($16 million). The aggregate amount payable for the Petro notes and the propane segment notes is approximately $296 million.

JP Morgan Chase Commitment

The Partnership has negotiated a revised commitment letter for a bridge facility and an asset based revolving credit facility from JP Morgan Chase to extend its expiration date and to allow the Partnership to defer the public or private offering of debt securities.

If the sale of the propane business to Inergy is not consummated for any reason by December 17, 2004, the Partnership’s commitment from JP Morgan Chase will remain unaffected. On that date, the Partnership would expect to draw down JP Morgan Chase’s bridge facility if the propane segment sale has not been consummated. The proceeds from the bridge facility would be used to repay the Partnership’s subsidiaries’ secured notes which will become due on that date because of the Partnership’s notice of prepayment. The Partnership also would expect to close on that date the asset based revolving credit agreement underwritten by JP Morgan Chase to replace the existing revolving credit agreements of the Partnership’s subsidiaries. Therefore, the Partnership will be able to restructure its indebtedness as disclosed in our previous release dated November 5, 2004, provided that it is able to satisfy the conditions in the JP Morgan Chase commitment.

The JP Morgan Chase commitment for the bridge facility and the asset based revolving credit facility is subject to a number of conditions and there can be no assurance that the Partnership will meet those conditions.

Wachovia Waiver Letter

As has been previously disclosed, in our November 5, 2004 release, Petro entered into a Letter Amendment and Waiver (the “Amendment”), with respect to that certain Credit Agreement, dated as of December 22, 2003, as amended (the “Credit Agreement”) among Petro and the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), Wachovia Bank, National Association, as Agent for the Lenders and as issuer of certain letters of credit, LaSalle Bank National Association, as issuer of certain letters of credit, Fleet National Bank, as Syndication Agent, and J.P. Morgan Chase Bank and LaSalle Bank, National Association, as Co-Documentation Agents.

As a result of the Amendment, Petro expects to be able to continue to borrow funds under the Credit Agreement to support its working capital requirements for the near term. The Amendment provides for the waiver, through December 17, 2004, of various terms under the Credit Agreement. The Amendment also amends for the waiver period the financial covenant regarding the Partnership’s consolidated funded debt to cash flow ratio and the financial covenant regarding Petro’s cash flow to interest expense ratio.

Star Gas Partners, L.P., is a leading distributor of home heating oil and propane. The Partnership is the nation’s largest retail distributor of home heating oil and the nation’s seventh largest retail propane distributor. Additional information is available at www.star-gas.com.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the results of our continuing discussions with lenders and noteholders and other sources of capital, the prices of home heating oil and propane, our ability to preserve our margins in reselling home heating oil and propane, the success of our customer service initiative and attempts to halt recent customer attrition, effects of the weather on the Partnership’s financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.

Annex A

The following is a treatment of the possible tax consequences with respect to a sale of the Partnership’s propane business to a unitholder of record on the date of the sale. This treatment is based on certain estimates and assumptions made by the Partnership. Moreover, this treatment is based on the Partnership’s interpretation and judgment as to the effect of the sale of the propane business under current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change even retroactively. Thus, changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Moreover, the Partnership cannot assure you that the Internal Revenue Service will agree with its interpretation and judgments.

The estimates set forth below are based on the best information available to the Partnership at this time. The actual calculation of gain or loss to be allocated to our unitholders upon the sale of the Partnership’s propane business may differ substantially from that set forth below.

The amount of gain or loss to be allocated to any unitholder depends upon his basis in the propane assets being sold at the time of sale. That basis, in turn, reflects his original purchase price and is impacted by his share of income or deductions from the propane assets during the period of his ownership of units. The amount of gain also depends upon the allocation of the proceeds of sale to the various assets being sold.

The following schedule sets forth the Partnership’s estimate as to the amount of gain per unit to be allocated to unitholders who purchased their units at the stated price in the month indicated and is based upon the Partnership’s best available estimates as to the variables mentioned. A unitholder who purchased his units during other months or at other prices should be able to estimate the amount of gain or loss to be allocated to him based upon comparable purchase prices and months of purchase. For unitholders who bought their units before 2004 the gain will generally be ordinary income subject to a maximum rate of 35% federal. For those who bought in 2004, the gain should generally be capital gain subject to a maximum rate of 15% federal.

Common Unitholders

Month	Purchase Price	Gain/(Loss)
December, 1995	$22.00	$10.53
April, 1999	13.68	10.88
September, 1999	16.13	8.54
February, 2001	17.44	5.01
September, 2001	18.55	1.73
February, 2002	20.83	(.11)
October, 2002	17.65	1.10
September, 2003	21.32	(4.27)
November, 2004	7.00	3.59

Senior Subordinated Unitholders

Month	Purchase Price	Gain/(Loss)
April, 1999	7.13	13.73
May, 2001	15.56	5.29
October, 2002	9.60	7.97
April, 2003	14.40	6.70
June, 2003	17.31	2.47
November, 2004	7.55	3.21
November, 2004	2.30	6.88

The Partnership will provide the gain or loss to be allocated to each unitholder from the sale of the propane business after the end of the current taxable year as a part of its normal process of providing detailed tax information to its unitholders.

It is the responsibility of each unitholder to investigate the legal and tax consequences associated with his continued investment in us. We strongly recommend that each unitholder consult, and depend upon, his own tax counsel or other advisor with regard to the matters described herein, including whether to hold his units or sell them prior to the consummation of the sale of the propane business.

In that regard, it should be noted that a sale of the units is itself a taxable event. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum federal rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” the Partnership owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture.

Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units.

Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

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